Exhibit 10.2

EXECUTION VERSION

March 20, 2021

Thoma Bravo Advantage

150 N. Riverside Plaza, Suite 2800

Chicago, Illinois 60606

ironSource Ltd.

121 Menachem Begin Street, Tel Aviv, Israel

Attn: Dalia Litay

Email: dalia.litay@ironsrc.com

Re: Sponsor Support Agreement

Ladies and Gentlemen:

This letter agreement (this “Sponsor Agreement”) is being delivered to Thoma Bravo Advantage, a Cayman Islands exempted company (“SPAC”), and ironSource Ltd., a company organized under the laws of the State of Israel (the “Company”), in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among SPAC, the Company, and the other parties thereto (the “Merger Agreement”) and the transactions contemplated thereby or relating thereto (including the PIPE Financing, the “Business Combination”) and hereby amends and restates in its entirety that certain letter, dated January 14, 2021, from Thoma Bravo Advantage Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of SPAC’s board of directors (the “SPAC Board”) or management team (each, an “Insider” and collectively, the “Insiders”), to SPAC (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in Section 11 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor and each Insider hereby acknowledges and agrees that, as of the date hereof (subject to the second sentence of Section 20), the Prior Letter Agreement shall terminate and be of no further force or effect without any further liability thereunder.

Unless the context of this Sponsor Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Sponsor Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Sponsor Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

In order to induce the Company and SPAC to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with SPAC and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1)	The Sponsor and each Insider irrevocably agrees that it, he or she shall:

a)

vote all Common Stock and Founder Shares owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of shareholders of SPAC relating to the Business Combination;

b)	when such meeting of shareholders is held, appear at such meeting or otherwise cause such Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Alternative Business Combination Proposal (other than in connection with the Business Combination as contemplated by the Transaction Agreements) or any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Merger Agreement or any other agreement entered into in connection with the Business Combination or result in any of the conditions set forth in Section 9.01 or Section 9.03 of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of Equity Securities;

d)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or board of directors of SPAC (other than in connection with the Business Combination as contemplated by the Transaction Agreements); and

e)	not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with such shareholder approval or otherwise.

Prior to the earlier of the Effective Time and any valid termination of the Merger Agreement in accordance with its terms, the Sponsor and each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination, the PIPE Financing and the other transactions contemplated by the Merger Agreement or any other Transaction Agreement, in each case on the terms and subject to the conditions set forth therein.

The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by the SPAC Board or if the SPAC Board has changed, withdrawn, withheld, amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify the SPAC Board Recommendation; provided that nothing herein shall amend, limit or otherwise modify any obligation contained in the Merger Agreement (including Section 7.08 thereof).

2)

The Sponsor and each Insider hereby agrees and acknowledges that SPAC and, prior to any valid termination of the Merger Agreement in accordance with its terms, the Company, would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under Section 1 or Section 3, as applicable, of this Sponsor Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching party shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such party may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). The Sponsor and each Insider hereby agrees that it will not allege, and hereby waives the defense, that SPAC or the Company, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

3)	Transfers.

a)

No Sponsor or Insider, as applicable, shall Transfer any Founder Shares or other Equity Securities of SPAC until the earlier of (i) without limiting Section 3(b), the consummation of the Closing (the “Effective Time”) or (ii) the valid termination of the Merger Agreement in accordance with its terms.

b)

In the event the Business Combination is consummated, none of the Sponsor and each Insider shall Transfer any Equity Securities of the Company that are issued on account of the Founder Shares (as defined in the Prior Letter Agreement) and are Beneficially Owned by it, him or her immediately following the Effective Time (such Equity Securities (which, for the avoidance of doubt, shall not include any Equity Securities of the Company that are issued on account of the Private Placement Shares (as defined in the Prior Letter Agreement), the “Lock-Up Securities” and such obligation not to Transfer, the “Founder Shares Lock-up”)) during the period beginning on the Closing Date and continuing to and including the date that is one year after the Closing Date. Notwithstanding the foregoing, if, subsequent to the Effective Time, (i) the volume-weighted average price of Class A Ordinary Share on NYSE (or the exchange on which the Class A Ordinary Shares are then listed) exceeds $15.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like recapitalization) for 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, one-third (1/3) of the Lock-Up Securities Beneficially Owned by each of Sponsor and each Insider shall be released from the Founder Shares Lock-up, (ii) the volume-weighted average price of Class A Ordinary Share quoted on NYSE (or the exchange on which the Class A Ordinary Shares are then listed) exceeds $17.50 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like recapitalization) for 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, one-third (1/3) of the Lock-Up Securities Beneficially Owned by each of Sponsor and each Insider (and, for the avoidance of doubt, the Lock-Up Securities referred to in clause (i)) shall be released from the Founder Shares Lock-up, or (iii) the volume-weighted average price of Class A Ordinary Share on NYSE (or the exchange on which the Class A Ordinary Shares are then listed) exceeds $20.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like recapitalization) for 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, one-third (1/3) of the Lock-Up Securities Beneficially Owned by each of Sponsor and each Insider (and, for the avoidance of doubt, the Lock-Up Securities referred to in clauses (i) and (ii)) shall be released from the Founder Shares Lock-up. For the avoidance of doubt, this Section 3(b) shall not apply to any Equity Securities of the Company Beneficially Owned by the Sponsor or any Insider other than the Lock-Up Securities.

c)

Notwithstanding the provisions set forth in Sections 3(a) or 3(b), Transfers of the Founder Shares or other Equity Securities of SPAC or the Company, as applicable, and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this Section 3(c)), are permitted (i) to SPAC’s officers or directors, any immediate family member of any of SPAC’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; or (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; provided, however, that in the case of clauses (i) through (iii), such permitted transferees must, before any such Transfer is effected, enter into a written agreement with SPAC (if prior to the Effective Time) and the Company agreeing to be bound by this Sponsor Agreement (including provisions relating to voting, the Trust Account, transfer restrictions and liquidating distributions).

4)

Sponsor and each Insider hereby agrees that, during the period commencing on the date hereof and ending at the Effective Time, Sponsor and each Insider shall not enter into, amend, supplement or otherwise modify any Contract between or among Sponsor or such Insider, anyone related by blood, marriage or adoption to such Insider or any Affiliate of such Person (other than SPAC and its Subsidiaries), on the one hand, and SPAC or any of SPAC’s Subsidiaries, on the other hand.

5)

Sponsor and each Insider hereby irrevocably and unconditionally waives and agrees not to assert, claim or perfect any rights to adjustment or other anti-dilution protection with respect to the rate that the Founder Shares held by him, her or it converts into Common Stock pursuant to Section 17.3 of the SPAC A&R Memorandum and Articles of Association or any other anti-dilution protections or other adjustment or similar protection that arise in connection with the issuance of Equity Securities of SPAC or the Company.

6)

Sponsor and each Insider hereby represents and covenants that Sponsor and such Insider has not entered into, and shall not enter into, any Contract that could restrict, limit or interfere with the performance of Sponsor’s or such Insider’s obligations hereunder.

7)

Sponsor and each Insider has full right and power, without violating any agreement to which it is a party or by which it is bound (including any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and perform its obligations hereunder.

8)

The Sponsor and certain Insiders are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares. The Sponsor and Insiders’ ownership of Equity Securities of SPAC as of the date hereof is set forth on Schedule A hereto. As of the date of this Sponsor Agreement neither Sponsor nor any Insider nor any of their respective Affiliates (i) owns, beneficially or of record, any Equity Securities of SPAC except as set forth on Schedule A or (ii) has made any loans, or otherwise provided any funding, to SPAC except as expressly set forth on Schedule A.

9)

The Sponsor hereby agrees that in the event that the aggregate SPAC Shareholder Redemptions exceed $150,000,000 (the “Redemptions Threshold” and the amount of any SPAC Shareholder Redemptions in excess of the Redemptions Threshold, the “Excess Redemptions”), the Sponsor shall (at Sponsor’s election) (i) procure that affiliates of Thoma Bravo, L.P. (the “TB Investors”) commit (by duly executing and delivering to the Company an investment agreement substantially in the form attached hereto as Annex A (each such TB Investor’s investment agreement, the “Investment Agreement”) and funding the required purchase price thereunder at least one (1) Business Day prior to the Closing in accordance with the Investment Agreement terms) to acquire the aggregate number of Class A Ordinary Shares with a value (with each Class A Ordinary Share valued at $10.00) equal to the Excess Redemptions; provided that in no event shall the TB Investors be required to acquire or commit to acquire Class A Ordinary Shares with an aggregate value in excess of $250,000,000, or (ii) immediately prior to the Effective Time, the Sponsor shall automatically be deemed to irrevocably transfer to SPAC, surrender and forfeit (and the Sponsor shall take all actions necessary to effect such transfer, surrender and forfeiture) for no consideration such number of Founder Shares equal to the lesser of (x) 25,000,000 and (y)(A) the Excess Redemptions (less any amount funded pursuant to clause (i)) divided by $250,000,000 multiplied by (B) 25,000,000, or (iii) effect any combination of clauses (i) and (ii) (e.g. if the Excess Redemptions are $100,000,000, the TB Investors may fund $50,000,000 pursuant to clause (i) and Sponsor may forfeit 5,000,000 Founder Shares pursuant to clause (ii)). Furthermore, in the event that any TB Investor fails to acquire any Class A Ordinary Shares pursuant to its Investment Agreement, the Sponsor shall automatically be deemed to irrevocably transfer to SPAC, surrender and forfeit (and the Sponsor shall take all necessary actions to effect such transfer, surrender and forfeiture) the number of its Founder Shares equal to the number of Class A Ordinary Shares that such TB Investor fails acquire.

10)

At the Closing, each of the Company and the Persons set forth on Schedule A hereto will enter into a joinder to the Second Amended and Restated Shareholders Rights Agreement of the Company (as amended from time to time) (the “Joinder”) attached as Schedule B hereto, to be effective as of the Closing.

11)

In connection with the Closing, the Company shall ensure that one individual designated by the Sponsor whose identity shall be subject to the prior consent of the Company (it being agreed and understood that the designation of Orlando Bravo as the initial director or Robert Sayle pursuant to the last sentence of this Section 11 (the “Replacement Director Appointee”) will not require such consent) (the “Sponsor Director”) shall be appointed to serve on the board of directors of the Company (the “Company Board”) following the Closing, in accordance with the A&R AoA. The Sponsor Director shall be deemed a “Class III director” pursuant to the A&R AoA. The Company shall cause the Company Board to have at the Closing a sufficient vacancy to permit the Sponsor Director to be appointed as a member of the Company Board. The Company shall provide the Sponsor Director with indemnification and director and officer insurance to the same extent as it provides such indemnification and insurance to other members of the Company Board, pursuant to the A&R AoA, the Companies Law (as defined in the

A&R AoA) or otherwise and the Company shall maintain in effect any such director and officer insurance in a manner that is no less favorable to the Sponsor Director than the manner in which the Company provides and maintains director and officer insurance for the benefit of other directors on the Company Board. In the event of the Sponsor Director’s death or disability prior to the end of the Sponsor Director’s then-current term, upon request of the Sponsor, the Company shall cause the appointment of the Replacement Director Appointee to fill in the vacancy caused by such death or disability.

12)

As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (iii) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (iv) “Common Stock” means the Class A ordinary share, par value $0.0001 per share, of SPAC; and (v) “Alternative Business Combination Proposal” means any transactions (or any direct or indirect actions in respect of such transactions) with any Person (other than the Company and its Representatives), or any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case, with respect to any business combination transaction involving the acquisition by SPAC of all or a material portion of the asset(s) or business(es) of any other person(s), whether by way of stock purchase, asset purchase, merger, business combination or otherwise.

13)

This Sponsor Agreement, the Merger Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor and each Insider. This Sponsor Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by SPAC, the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

14)

No party hereto may assign either this Sponsor Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of the other parties. Any purported assignment in violation of this Section 14 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, SPAC and the Company and their respective successors, heirs and permitted assigns or transferees.

15)

Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and permitted assigns or transferees.

16)

This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17)

This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18)

This Sponsor Agreement, and all Actions or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 18. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19)

Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.02 of the Merger Agreement to the applicable party at its principal place of business.

20)

This Sponsor Agreement shall terminate on the valid termination of the Merger Agreement in accordance with its terms. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Sponsor Agreement (including the termination of the Prior Letter Agreement) shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, SPAC or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

21)

The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such party has all necessary power and authority to execute, deliver and perform this Sponsor Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) such Person is not an Israeli resident for Tax purposes; (iv) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (subject to the Enforceability Exceptions); (v) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (vi) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vii) except for fees described on Schedule 5.07 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, SPAC, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which SPAC, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (viii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (ix) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (x) such Person has good title to all such Founder Shares, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares, other than pursuant to (A) this Sponsor Agreement, (B) the SPAC A&R Memorandum and Articles of Association, (C) the Merger Agreement, or (D) the Registration Rights Agreement, dated as of January 14, 2021, by and among SPAC and certain security holders; and (xi) the Equity Securities identified on Schedule A are the only Equity Securities of SPAC owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Equity Securities is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Equity Securities, except as provided in this Sponsor Agreement.

22)

If, and as often as, (a) there are any changes in SPAC, the SPAC Class A Shares, SPAC Class B Shares or any other Equity Securities of SPAC by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in Sponsor acquiring new SPAC Class A Shares, SPAC Class B Shares or any other Equity Securities of SPAC, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of the SPAC Class A Shares, SPAC Class B Shares or any other Equity Securities of SPAC after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any shares of the SPAC Class A Shares, SPAC Class B Shares or any other Equity Securities of SPAC after the date of this Sponsor Agreement (such shares of the SPAC Class A Shares, SPAC Class B Shares or any other Equity Securities of SPAC, collectively the “New Securities”), then, in each case, such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Founder Shares (solely in the case of New Securities that are SPAC Class B Shares) or Equity Securities of SPAC owned by Sponsor as of the date hereof. Nothing in this Section 22 shall limit restrict or modify any liability or other obligation of SPAC under the Merger Agreement.

23)

Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

24)

Notwithstanding anything to the contrary herein but without limiting the obligations of the Sponsor and the Insiders pursuant to this Sponsor Agreement (including Section 3(b)), any Class A Ordinary Shares (a) acquired by the TB Investors pursuant to Section 9 or (b) acquired by Thoma Bravo Ascension Fund, L.P. in connection with the PIPE Financing, will not be subject to this Sponsor Agreement.

[signature page follows]

Sincerely,

THOMA BRAVO ADVANTAGE SPONSOR, LLC

By:	/s/ Orlando Bravo
Name: Orlando Bravo
Title: Managing Member

INSIDERS

/s/ Leslie Brun
Leslie Brun

/s/ James Cameron McMartin
James Cameron McMartin

/s/ Pierre Naudé
Pierre Naudé

Acknowledged and Agreed:

THOMA BRAVO ADVANTAGE

By:	/s/ Robert Sayle
Name: Robert Sayle
Title: Chief Executive Officer

Acknowledged and Agreed:

IRONSOURCE LTD.

By:	/s/ Tomer Bar Zeev
Name: Tomer Bar Zeev
Title: CEO

By:	/s/ Assaf Ben Ami
Name: Assaf Ben Ami
Title: CFO

Schedule A

Sponsor Ownership of Equity Securities of SPAC

Sponsor	SPAC Class A Shares	SPAC Class B Shares
Thoma Bravo Advantage Sponsor, LLC	2,400,000	24,775,000
Total	2,400,000	24,775,000

Insider Ownership of Equity Securities of SPAC

Insider	SPAC Class B Shares
Leslie Brun	75,000
James Cameron McMartin	75,000
Pierre Naudé	75,000
Total	225,000

Schedule B

Form of Joinder Agreement to

SECOND AMENDED AND RESTATED SHAREHOLDERS RIGHTS AGREEMENT

of

IRONSOURCE LTD.

This Joinder Agreement (this “Joinder”) is executed and delivered as of [________] in respect of that certain Second Amended and Restated Shareholders Rights Agreement, dated as of March [__], 2021 by and among ironSource Ltd., an Israeli company (the “Company”), the Company’s shareholders listed on Schedule A thereto (the “Investors”) and the Company’s Founders listed on Schedule B thereto (the “SRA”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the SRA.

By executing and delivering this Joinder with the Company, the undersigned hereby joins and becomes a party to the SRA with all of the rights and subject to all of the obligations of an “Investor” under the SRA, and shall be added to Schedule A thereto and shall be considered an “Investor” for all purposes of the SRA.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

By: _______________________

Name of Investor: ___________________

If Investor is an entity, title of Investor: _______________

ACCEPTED AND ACKNOWLEDGED:

ironSource Ltd. By: ___________________________ Name: Title: